Q32 Bio Reports Third Quarter 2025 Financial Results and Provides Corporate Update

-- Completed enrollment in Part B of SIGNAL-AA Phase 2a clinical trial and increased trial size to 33 patients based on patient demand; topline data readout expected in mid-2026 --

-- Dosing of patients in Part A open-label extension (OLE) ongoing --

-- Cash and cash equivalents of $49.0 million as of September 30, 2025 expected to provide financial runway into 2027 --

WALTHAM, Mass.—November 13, 2025 – Q32 Bio Inc. (Nasdaq: QTTB) (“Q32 Bio”), a clinical stage biotechnology company focused on developing innovative therapies for alopecia areata (AA) and other autoimmune and inflammatory diseases, today reported financial results for the quarter ended September 30, 2025, and provided recent corporate updates.

“The third quarter was marked by strong execution across our bempikibart development program in AA, culminating in the recent completion of enrollment in Part B of our SIGNAL-AA clinical trial where we increased the trial size to 33 patients due to strong interest from patients and their healthcare providers. We are encouraged by the emerging signs of clinical activity amongst the early-enrolling patients as well as by our preliminary pharmacokinetic data available to date showing that steady state drug concentration is achieved at least nine weeks earlier as compared to Part A due to the inclusion of the loading regimen,” said Jodie Morrison, Chief Executive Officer of Q32 Bio. “We are committed to advancing bempikibart as a potentially differentiated therapeutic option for patients with AA, an autoimmune disease with a need for new, safer and more durable treatment alternatives to currently approved agents, and we look forward to sharing our topline data next year.”

Third Quarter 2025 and Recent Business Highlights

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Completed enrollment in Part B of the SIGNAL-AA Phase 2a clinical trial and increased the trial size to 33 patients based on patient demand, with topline data readout expected in mid-2026. The Part B portion of the SIGNAL-AA Phase 2a clinical trial is an open-label clinical trial evaluating bempikibart, a fully human anti-IL-7Rα antibody designed to re-regulate adaptive immune function by blocking IL-7 and TSLP signaling, in 33 patients with severe or very severe AA with a maximum duration of current episode of four years. Patients will be treated with bempikibart for 36 weeks, with follow-up out to 52 weeks. Dosing includes an initial loading regimen of 200mg of bempikibart dosed weekly for four doses, followed by a maintenance dose of 200mg every-other-week over a 32-week period for a total dosing period of 36 weeks. Efficacy will be evaluated on the basis of mean percentage change from baseline in Severity of Alopecia Tool (SALT) scores as well as the proportion of subjects achieving various relative and absolute SALT improvements at week 36, with follow-up through week 52. Emerging signs of clinical activity are being observed amongst the early-enrolling patients in Part B of the trial. In addition, based on preliminary pharmacokinetic data available to date in the Part B portion of SIGNAL-AA, steady state concentration of drug in patients is achieved at least nine weeks earlier as compared to Part A of the clinical trial due to the inclusion of the loading regimen, which may have the potential to induce earlier responsiveness. The trial is intended to support advancement into pivotal trials upon completion, pending review of the results. Q32 Bio expects to report topline results in mid-2026.

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Dosing of patients in Part A OLE of the SIGNAL-AA Phase 2a clinical trial is ongoing. Based on the continued emergence of bempikibart data suggesting a remittive effect and durable responses in long-term follow-up from SIGNAL-AA Part A, as well as re-consent rates and strong patient demand for continued dosing, Q32 Bio initiated an OLE in April 2025 for eligible patients that completed Part A to enable longer-term follow-up of patients. Patient dosing is ongoing.

Financial Results

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Cash and cash equivalents were $49.0 million as of September 30, 2025. Q32 Bio believes its cash and cash equivalents are sufficient to fund operations into 2027, through topline results of the SIGNAL-AA Part B trial evaluating bempikibart in patients with AA expected in mid-2026.

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Research and development expenses were $3.6 million for the three months ended September 30, 2025, compared to $14.3 million for the three months ended September 30, 2024. The decrease in expense of $10.7 million was primarily due to lower bempikibart development costs including clinical and manufacturing spend, lower ADX-097 program expenses due to the discontinuation of the ADX-097 Phase 2 clinical trial, as well as lower personnel-related costs as compared to the prior year.

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General and administrative expenses were $4.0 million for the three months ended September 30, 2025, compared to $4.5 million for the three months ended September 30, 2024. The decrease in expense of $0.5 million was primarily due to decreased personnel-related costs as well as lower legal and other professional services costs as compared to the prior year.

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Net loss was $7.4 million, or $0.60 basic and diluted net loss per share, for the three months ended September 30, 2025, compared to net loss of $17.6 million, or $1.46 basic and diluted net loss per share, for the three months ended September 30, 2024.

About Q32 Bio

Q32 Bio is a clinical stage biotechnology company whose science targets potent regulators of the adaptive immune system to re-balance immunity and is focused on developing innovative therapies for alopecia areata and other autoimmune and inflammatory diseases. About 700,000 people in the United States live with alopecia areata1, a disease which has a life-altering impact on patients and limited current treatment options. Q32 Bio is advancing bempikibart (ADX-914), a fully human anti-IL-7Rα antibody that re-regulates adaptive immune function, for the treatment of alopecia areata in an ongoing Phase 2 program. The IL-7 and TSLP pathways have been genetically and biologically implicated in driving several T cell-mediated pathological processes in numerous autoimmune diseases.

For more information, visit www.Q32Bio.com.

1National Alopecia Areata Foundation

Availability of Other Information About Q32 Bio

Investors and others should note that Q32 Bio communicates with its investors and the public using its website www.Q32Bio.com, including, but not limited to, Q32 Bio's disclosures, investor presentations and FAQs, Securities and Exchange Commission (the "SEC") filings, press releases, public conference call transcripts and webcast transcripts, as well as on X (formerly Twitter) and LinkedIn. The information that Q32 Bio posts on its website or on X or LinkedIn could be deemed to be material information. As a result, Q32 Bio encourages investors, the media and others interested to review the information that it posts there on a regular basis. The contents of Q32 Bio's website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements contained herein which do not describe historical facts are forward-looking statements, including, among others, Q32 Bio's beliefs, observations, expectations and assumptions regarding the plan, purpose and timing of Part B of the SIGNAL-AA Phase 2a clinical trial and the anticipated timing of its data, the safety, tolerability, clinical activity, durability, potential efficacy and potential benefits of bempikibart including those observed to date in Part B of the SIGNAL-AA Phase 2a clinical trial, Q32 Bio’s expectations and assumptions regarding the timing of the Part A OLE of the SIGNAL-AA Phase 2a clinical trial and the anticipated timing of its completion of dosing and clinical activity, and Q32 Bio's beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, including statements regarding the sufficiency of its cash and cash equivalents to provide financial runway through clinical milestones and into 2027; which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Forward-looking statements are based on management's current beliefs and assumptions, which are subject to risks and uncertainties and are not guarantees of future performance. Such risks and uncertainties include, among others, the risk that additional data, or the results of ongoing data analyses, may not support Q32 Bio's current beliefs and expectations for bempikibart, including with respect to the durability of clinical responses, the risk that ongoing and future clinical studies, including Part B of the SIGNAL-AA Phase 2a clinical trial, may not be completed by mid-2026 or at all, might be more costly than expected or might not yield anticipated results, that Q32 Bio may use its capital resources sooner than currently anticipated and such other risks and uncertainties identified in Q32 Bio's periodic, current and other filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 and any subsequent filings with the SEC, which are available at the SEC's website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect Q32 Bio's results of operations and its cash flows, which would, in turn, have a significant and adverse impact on Q32 Bio's stock price. Q32 Bio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Q32 Bio disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:

Investors: Brendan Burns

Argot Partners
212.600.1902
Q32Bio@argotpartners.com

Media: David Rosen
Argot Partners
646.461.6387
david.rosen@argotpartners.com

Q32 BIO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$3,555	$14,346	$15,841	$37,598
General and administrative	4,022	4,468	13,136	13,978
Total operating expenses	7,577	18,814	28,977	51,576
Loss from operations	(7,577)	(18,814)	(28,977)	(51,576)
Change in fair value of convertible notes	—	—	—	15,890
Other income	188	1,219	1,068	3,767
Total other income	188	1,219	1,068	19,657
Loss before loss from equity method investment	(7,389)	(17,595)	(27,909)	(31,919)
Loss from equity method investment	—	—	—	(1,625)
Net loss	$(7,389)	$(17,595)	$(27,909)	$(33,544)
Net loss per share—basic	$(0.60)	$(1.46)	$(2.29)	$(4.01)
Net loss per share—diluted	$(0.60)	$(1.46)	$(2.29)	$(5.60)
Weighted-average common shares—basic	12,240,542	12,076,412	12,212,081	8,360,652
Weighted-average common shares—diluted	12,240,542	12,076,412	12,212,081	8,810,555

Q32 BIO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$49,039	$77,965
Equity investment	—	2,600
Right-of-use asset, operating leases	5,258	5,722
Restricted cash and restricted cash equivalents	647	647
Other assets	2,840	5,398
Total assets	$57,784	$92,332
Liabilities and stockholders’ equity (deficit)
Accounts payable, accrued expenses and other current liabilities	$4,878	$10,468
CVR liability	—	2,900
Lease liability, net of current portion	5,121	5,636
Venture debt	11,233	12,653
Other noncurrent liabilities	55,000	55,000
Stockholders’ equity (deficit)	(18,448)	5,675
Total liabilities and stockholders’ equity (deficit)	$57,784	$92,332